Exhibit 99.1

Triumph Group, Inc.

NEWS RELEASE

Contact:
John Bartholdson
Senior Vice President,
Chief Financial Officer
Phone (610) 251-1000
jbartholdson@triumphgroup.com

TRIUMPH GROUP REPORTS THIRD QUARTER FISCAL 2004 RESULTS

Wayne, PA – January 29, 2004 – Triumph Group, Inc. (NYSE:TGI) today reported net sales from continuing operations for the third quarter of fiscal 2004 totaled $146.8 million, an eleven percent increase from last year’s third quarter net sales of $132.6 million.  Income from continuing operations was $2.6 million, or $0.17 per diluted common share, compared to $8.5 million, or $0.54 per diluted common share for the same period last year.  Net income was $2.7 million, or $0.17 per diluted common share, compared to net income of $7.9 million, or $0.50 per diluted common share last year.  During the quarter, the Company generated $7.5 million of cash flow from operating activities.

Sales from continuing operations in the first nine months of fiscal 2004 were $432.6 million, a five percent increase over the $413.7 million last year.  Income from continuing operations in the first nine months of fiscal 2004 was $18.2 million, or $1.14 per diluted common share, compared to $28.0 million, or $1.76 per diluted common share for the same period in fiscal 2003.  Net income was $17.0 million, or $1.07 per diluted common share, compared to net income of $28.0 million, or $1.76 per diluted common share in the prior year period.

Commenting on the Company’s performance, Richard C. Ill, Triumph’s President and Chief Executive Officer, said,  “Our performance in the aerospace OEM and aftermarket business met our expectations.  Revenue in the third quarter continued to increase sequentially, primarily due to the successive improvement in aftermarket sales from $42.9 million in the first quarter 2004, $45.0 million in the second quarter, and $46.4 million in the third quarter.  The commercial aerospace OEM business was flat, reflecting what we believe to be a stabilized environment for demand.”

The Company’s revenue from the industrial gas turbine operations fell significantly from approximately $8.0 million in each of the first and second quarters to $4.8 million in the third quarter.  In addition, sales to the largest OEM customer, which totaled approximately $35.1 million of the $50.1 million of IGT sales in fiscal year 2003, declined to a current run rate of less than $5.0 million with no expectation of any significant increase in the near term.  As a result of the IGT revenue shortfall, earnings were negatively impacted in the quarter.  This unanticipated decline in sales resulted in IGT costs exceeding revenue by approximately $5.0 million in the quarter.

-More-

As opposed to the decline in IGT OEM sales, IGT aftermarket sales grew from $1.5 million in the first quarter 2004 to $2.1 million in the third quarter.  As a result of the Company’s decision to accelerate the program to design and engineer replacement hot section parts for the IGT aftermarket, approximately $2.0 million of non-recurring research and development expenses were incurred at the new casting facility which further negatively impacted the results for the quarter.

“While we are disappointed by the impact of the changed IGT market conditions on the quarter, we continue to see an opportunity in being an alternate supplier to the OEMs for high value, hot section IGT replacement parts.  In light of the current market, we will be reviewing our business model in order to make any appropriate changes,” Mr. Ill stated.  “In the meantime, we have reduced our expectations for near term revenue and earnings for our IGT business while continuing to project stable OEM and improving aftermarket demand from our aerospace business.  As a result, we would expect earnings from continuing operations to be between $0.40 to $0.45 for the fourth quarter, prior to any possible costs associated with reevaluating our IGT business,” Mr. Ill concluded.

Triumph Group, Inc. headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls aircraft components and industrial gas turbine components and accessories.  The Company serves a broad, worldwide spectrum of the aviation industry, including commercial airlines and air cargo carriers, as well as original equipment manufacturers of aircraft and aircraft components and power generation equipment.

More information about Triumph can be found on the Internet at http://www.triumphgroup.com.

Statements which are not historical facts, including statements regarding future demand for the Company’s commercial aviation products, revenue and earnings expectations for the Company’s IGT business and aerospace OEM and aftermarket businesses and the ability to achieve earnings within any particular range, are forward-looking statements under the provision of the Private Securities Litigation Reform Act of 1995.  All forward-looking statements involve risks and uncertainties including statements regarding the outlook for continued opportunities for future growth.  The Company wishes to caution readers that several important factors could affect the Company’s actual results and could cause its actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Form 10-K for the year ended March 31, 2003.

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002
CONDENSED STATEMENTS OF INCOME

Net Sales	$146,815	$132,574	$432,560	$413,691

Operating Income	6,870	16,170	33,646	53,044

Interest Expense and Other	3,168	2,931	8,943	9,573
Income Tax Expense	1,065	4,700	6,513	15,433

Income from Continuing Operations	2,637	8,539	18,190	28,038
(Loss) Income from Discontinued Operations	19	(633)	(1,165)	(31)

Net Income	$2,656	$7,906	$17,025	$28,007

Earnings Per Share - Basic:

Income from Continuing Operations	$0.17	$0.54	$1.15	$1.77
(Loss) Income from Discontinued Operations	$0.00	($0.04)	($0.07)	$0.00
Net Income	$0.17	$0.50	$1.08	$1.77

Weighted average common shares outstanding - Basic	15,839	15,836	15,837	15,830

Earnings Per Share - Diluted:

Income from Continuing Operations	$0.17	$0.54	$1.14	$1.76
(Loss) Income from Discontinued Operations	$0.00	($0.04)	($0.07)	$0.00
Net Income	$0.17	$0.50	$1.07	$1.76

Weighted average common shares outstanding - Diluted	15,930	15,887	15,906	15,939

OTHER SELECTED INFORMATION

Continuing Operations:

Depreciation and Amortization	$7,103	$6,222	$20,214	$18,038

Capital Expenditures	$5,957	$8,206	$20,174	$22,150

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands)

BALANCE SHEET

	December 31, 2003	March 31, 2003
Assets
Cash	$6,066	$8,583
Accounts Receivable, net	102,063	106,841
Inventory	205,992	196,343
Assets held for sale	26,889	27,883
Prepaids and Other	5,080	3,549
Income tax refund receivable	4,382	0
Current Assets	350,472	343,199

Fixed Assets, net	221,768	215,832
Goodwill	268,087	260,467
Intangible Assets, net	27,912	31,055
Other	14,856	13,615

Total Assets	$883,095	$864,168

Liabilities & Stockholders’ Equity

Accounts Payable	$40,823	$47,466
Accrued Expenses and Other	37,393	44,808
Liabilities related to assets held for sale	7,525	6,361
Income Taxes Payable	3,112	3,231
Deferred Income Taxes	1,585	1,585
Current Portion of Long-Term Debt	5,331	7,831
Current Liabilities	95,769	111,282

Long-Term Debt, less current portion	205,491	191,692
Deferred Income Taxes and Other	67,870	66,209

Stockholders’ Equity:
Common Stock, $.001 par value, 50,000,000 shares authorized, 16,027,324 shares issued	16	16
Capital in excess of par value	259,316	258,675
Treasury Stock, at cost, 172,360 and 183,260 shares	(4,279)	(4,549)
Accumulated other comprehensive income	1,587	543
Retained earnings	257,325	240,300
Total Stockholders’ Equity	513,965	494,985

Total Liabilities and Stockholders’ Equity	$883,095	$864,168

FINANCIAL DATA  (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

Non-GAAP Financial Measure Disclosures

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) for the three months ended December 31, 2003 was $14.0 million with a margin of 9.5%.  EBITDA for the three months ended December 31, 2002 was $22.4 million with a margin of 16.9%.  EBITDA for the nine months ended December 31, 2003 was $53.9 million with a margin of 12.5%.EBITDA for the nine months ended December 31, 2002 was $71.1 million with a margin of 17.2%.

Management believes that EBITDA provides investors with an important perspective on the current underlying performance of the business by identifying non-cash expenses, interest and taxes included in income from continuing operations.

The following definition is provided for the non-GAAP financial measure identified above, together with a reconciliation of such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

	Three Months Ended December 31,		Nine Months Ended December 31,
	2003	2002	2003	2002

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”):

Income from Continuing Operations	2,637	8,539	18,190	28,038

Add-back:
Income Tax Expense	1,065	4,700	6,513	15,433
Interest Expense and Other	3,168	2,931	8,943	9,573
Depreciation and Amortization	7,103	6,222	20,214	18,038

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	13,973	22,392	53,860	71,082

Net Sales	146,815	132,574	432,560	413,691

EBITDA Margin	9.5%	16.9%	12.5%	17.2%

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